Exhibit 10.4

Collective Growth Corporation

1805 West Avenue

Austin, Texas 78701

April 30, 2020

Black Canvas Consulting Inc.

c/o Tim Saunders

President and Principal Consultant

390 Buena Vista Road

Ottawa, Ontario, Canada

K1M 1C1

Re: Services Agreement

Gentlemen:

This letter agreement by and between Collective Growth Corporation (the “Company”), Black Canvas Consulting Inc. (“Black Canvas”) and Tim Saunders as Principal Consultant (collectively “the Consultant”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination (“Business Combination”) or the Company’s liquidation of the trust account (the “Trust Account”) established in connection with the Company’s initial public offering (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), the Consultant shall serve as the Company’s Chief Financial Officer and provide services to the Company customarily provided by other similar chief financial officers (collectively, the “Services”). In exchange for Consultant providing the Services, the Company shall pay the Consultant the sum of US$10,000 per month for up to 6 months commencing on the date hereof and US$12,000 per month for up to 6 months accrued from the date hereof and payable until, and only upon, consummation of our initial Business Combination. The terms set forth on Appendix A attached hereto will also apply to this letter agreement.

The Consultant hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account (“Claim”) with respect to the fees owed hereunder and hereby waive any Claim the Consultant may have in the future as a result of, or arising out of, this agreement and will not seek recourse against the Trust Account for any reason related thereto.

This letter agreement and Appendix A constitute the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement and Appendix A may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement and its appendix or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement and Appendix A constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

This letter agreement and Appendix A may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same letter agreement and its appendix.

[Signature Page to Black Canvas Services Agreement]

Very truly yours,

COLLECTIVE GROWTH CORPORATION

By:	/s/ Bruce Linton
	Name:	Bruce Linton
	Title:	Chairman and Chief Executive Officer

BLACK CANVAS CONSULTING INC.

/s/ Tim Saunders
Name:	Tim Saunders
Title:	President and Principal Consultant

APPENDIX A attached

[Signature Page to Black Canvas Services Agreement]

APPENDIX A

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the letter agreement of which this Appendix A forms a part.

1.	Services

(a)	The Company acknowledges that the Consultant is not restricted in carrying out other activities or supplying services to other organizations so long as the Consultant provides the Services set out in the letter agreement.

(b)	The Consultant confirms it is registered for tax purposes in Canada.

2.	Independent Contractor

(a)	The Company retains the Consultant, including Tim Saunders as the Principal Consultant, and the Consultant agrees to be retained by the Company to provide the Services during the Term as an independent contractor. The Parties agree that notwithstanding any title or position that the Consultant to perform Services on its behalf pursuant hereto, may be given by the Company, no form of employment, agency, joint venture, partnership, or similar relationship between the Company and the Consultant is intended or hereby created as a result of the entry into or performance by the parties of the letter agreement.

(b)	The Consultant shall have the right to control and direct the means, manner and methods by which the Services will be performed; however, that the Consultant shall ensure that all Services are performed in strict compliance with applicable laws, including without limitation laws regulating the conduct of lobbying, corruption and bribery.

(c)	The Consultant acknowledges and agrees that the Company will not be withholding amounts that would be withheld or paid in the case of an employment relationship and that Consultant is solely responsible for the payment of all taxes, including income, value-added, sales or services taxes, or other amounts, including, without limitation, any social security, social insurance, unemployment or disability insurance premiums (collectively, “Taxes and Withholdings”) that are required to be paid, if any, to any applicable governmental or other taxing authority (a “Governmental Authority”), including, without limitation, those in Canada, with respect to any amounts paid to the Consultant pursuant hereto. The Consultant acknowledges and agrees that it shall be solely responsible for the payment of any such Taxes and Withholdings to any Governmental Authority. The Consultant further agrees to file any required forms, filings or statements necessary to maintain the Consultant’s status as an independent contractor of the Company and agrees to not claim the status or entitlements of an employee.

3.	Consulting Fees and Currency

(a)	The Company shall compensate the Consultant for providing the Services in accordance with the financial arrangements described in the letter agreement.

(b)	All references to money amounts in the letter agreement and herein, unless otherwise specified, shall be in U.S. currency.

(a)	The Consultant shall invoice the Company for any Consulting Fees earned pursuant to the letter agreement and any expenses pre-approved in writing by the Company in arrears on a monthly basis.

4.	Indemnity

Subject to the trust fund waiver contained in the second paragraph of the letter agreement, the Company agrees to indemnify and save harmless the Consultant from and against all damages, fines, penalties, costs, charges and expenses (including legal fees and disbursements) reasonably incurred by it in respect of any third party civil or administrative action or proceeding to which it may be made a party and which is related to, arises out of, or is in any way associated with this engagement except that the foregoing shall not apply to any costs, charges and expenses in respect of any matters resulting from (i) the Consultant’s failure to comply with applicable law or the letter agreement, (ii) the Consultant’s negligence, recklessness or willful misconduct, (iii) the Company’s failure to withhold and/or the Consultant’s failure to pay any Taxes and Withholdings or (iv) the reclassification of the Consultant as an employee of the Company.